                                                                    EXHIBIT 11.3

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

           COMPUTATION OF SUPPLEMENTAL PRO FORMA NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1995
                                                                               -----------------
Net income.................................................................        $  26,964
                                                                               =============
Weighted average shares outstanding:
  Common stock.............................................................           80,100
  Assumed conversion of stock options and warrants(1)(4)...................            4,455
  Shares issued pursuant to acquisitions(2)................................           13,254
  Shares issued in connection with the Initial Public Offerings to retire
     notes(3)..............................................................            5,510
                                                                               -----------------
     Total Shares..........................................................          103,319
                                                                               =============
     Net income per share..................................................        $     .26
                                                                               =============

---------------

(1) Stock options and warrants granted subsequent to January 1, 1995 to the date of the Initial Public Offerings (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 2, 1995.

(2) Shares issued pursuant to the buyout of minority interests have been included in the computation of common and common equivalent shares as if they were outstanding since January 2, 1995.

(3) Represents number of shares required to be issued to retire $130,750 of notes using the proceeds of the Initial Public Offerings at the initial public offering price (net of issuance costs) of $16.65 per share. Shares are considered outstanding from the later of January 2, 1995 or the date the debt to be retired was issued.

(4) Warrants to obtain 1,768 shares of common stock are no longer exercisable as of the consummation of the Initial Public Offerings (see note 8 of Notes to Financial Statements).